UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2012

Teucrium Commodity Trust

(Exact name of registrant as specified in its charter)

Delaware	001-34765	45-0602467
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

232 Hidden Lake Road, Building A
(Address of Principal Executive Offices, including Zip Code)

802-257-1617
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

The Teucrium Agricultural Fund (“TAGS” or the “Fund”) is a commodity pool that issues shares that trade on the NYSE Arca. The Form S-1 for the Fund was declared effective by the Securities and Exchange Commission (“SEC”) on February 10, 2012 and the Fund commenced trading on March 28, 2012. The sponsor of the Fund is Teucrium Trading, LLC (“Teucrium Trading”).

The Fund’s prospectus describes the investment objective of the Fund, which is to have the daily changes in percentage terms of the shares’ net asset value (“NAV”) reflect the daily changes in percentage terms of a weighted average (the “Underlying Fund Average”) of the NAVs per share of four other commodity pools that are registered with the SEC, issue shares pursuant to prospectuses and are sponsored by Teucrium Trading: the Teucrium Corn Fund, the Teucrium Wheat Fund, the Teucrium Soybean Fund and the Teucrium Sugar Fund (collectively, the “Underlying Funds”).  The Fund seeks to achieve its investment objective by investing under normal market conditions in the publicly-traded shares of each Underlying Fund so that the Underlying Fund Average will have a weighting of 25% to each Underlying Fund, and the Fund’s assets will be rebalanced, generally on a daily basis, to maintain the approximate 25% allocation to each Underlying Fund.

There have been, in the past twenty-four hours, several articles published in the financial press from which, in Teucrium Trading’s view, investors might infer that, as described in one such article, “TAGS pretty much hid its expense ratio…”. Teucrium Trading is providing the information in this Form 8-K to ensure investors have complete information that it believes they need to evaluate these articles.

The fundamental purpose of TAGS is to provide a method for investors to diversify by investing indirectly in the Underlying Funds. In this regard, the Fund’s prospectus contains extensive disclosure about the Underlying Funds, which Teucrium Trading believes makes clear to investors that the Underlying Funds are separate funds. TAGS provides a mechanism by which an investor can achieve diversification in the Underlying Funds. If an investor were ambivalent to the rebalancing feature of TAGS, then the investor would not need to buy TAGS. Instead an investor could purchase the Underlying Funds directly and would then not have to pay the direct fees, identified as an estimated 0.32%, associated with TAGS; however, in either case the investor would pay fees associated with the Underlying Funds.

In part, the articles focus on management fees paid to Teucrium Trading. By way of clarification, there is no direct management fee paid by the Fund to Teucrium Trading. There is an annual management fee of 1.0% based on the average daily net assets of each Underlying Fund that is deducted from such Underlying Fund’s assets. The Fund discloses these fees in the following sections of its prospectus:

•	Breakeven Analysis, Footnote (1); page 11
•	The Offering – Fund and Underlying Fund Expenses; page 16
•	What are the Risks Involved with Investing in the Fund; page 34
•	The Sponsor; page 44
•	Fees to be Paid by the Fund; page 70
•	Contractual Obligations; page 87

The articles also refer to other direct and indirect expenses paid by investors in the Fund. The total expense ratio is disclosed and discussed on page 34 of the Fund’s prospectus. The disclosure in this section and in the Fees to be Paid by the Fund and the Underlying Funds on page 70, together, in the view of Teucrium Trading, provide full and fair disclosure of the total fees, direct and indirect, and identified as an estimated 1.60% on page 34 of the prospectus.

Teucrium Trading takes its role as a sponsor of publicly-traded funds seriously and endeavors to provide all investors access to agricultural and energy commodities through accessible, thoughtfully designed and managed Exchange Traded Products. In addition to the prospectus disclosure discussed above, Teucrium Trading posts each evening to the website for each Underlying Fund and TAGS, all holdings, closing prices, pending trades, trade prices, number of pending Creation Baskets and Redemption Baskets if any, in addition to Net Asset Value, Net Asset Value per share, 4pm closing price and 4pm bid/ask midpoint. Teucrium Trading believes this provides investors complete transparency in its holdings each trading day.

Teucrium Trading is of the view that the best source of information regarding the Fund and the risks associated with an investment in the Fund is its most current prospectus and the periodic reports it files with regulators, including the SEC. Copies of the foregoing can be found at the Fund’s website, www.teucriumtagsfund.com or though the SEC through their website, www.sec.gov. Information for TAGS and all other Teucrium Funds can be found though our website at www.teucrium.com.

For further information, please contact us at:

Dale Riker, Chief Executive Officer, 802-257-1617

Bill Blase, wtbalse&assoc, 212-221-1079 (media inquiries)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teucrium Trading, LLC

/s/ Dale Riker
Date: April 4, 2012	Dale Riker
Chief Executive Officer